UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2016 (June 8, 2016)

Mitcham Industries, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-13490	76-0210849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8141 SH 75 South, P.O. Box 1175, Huntsville, Texas	77342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 936-291-2277

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On June 8, 2016, Mitcham Industries, Inc. (the “Company”) filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Texas, establishing the rights, preferences, privileges, qualifications, restrictions and limitations of a new series of its preferred stock designated as the 9.00% Series A Cumulative Preferred Stock (the “Preferred Stock”). The Certificate of Designations was filed in connection with the issuance and sale of 320,000 shares of the Preferred Stock pursuant to that certain Underwriting Agreement, dated June 2, 2016, by and between the Company and Ladenburg Thalmann & Co. Inc.

The Preferred Stock ranks (i) senior to the Company’s common stock and all other equity securities of the Company that may be issued in the future with terms that do not expressly provide that those equity securities rank on parity with or senior to the Preferred Stock with respect to rights to the payment of dividends and the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) on parity with all equity securities of the Company that may be issued in the future with terms expressly providing those equity securities rank on parity with the Preferred Stock with respect to rights to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company, (iii) junior to all equity securities of the Company that may be issued in the future with terms specifically providing that those equity securities rank senior to the Preferred Stock with respect to rights to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into the Company’s common stock or Preferred Stock) of the Company and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Company.

The terms of the Preferred Stock are more fully described in the Certificate of Designations, which is included as Exhibit 3.1 to this Current Report on Form 8–K and is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 8, 2016, the Company filed the Certificate of Designations with the Secretary of State of the State of Texas, which became effective on June 8, 2016, establishing the Company’s Preferred Stock, initially consisting of 320,000 authorized shares, $1.00 par value and $25.00 liquidation value per share.

Holders of Preferred Stock are entitled to receive dividends, when, as and if declared by the Company’s Board of Directors, out of legally available funds for such purposes. Dividends on the shares of Preferred Stock will be cumulative from the original date of issue and payable quarterly in arrears on the last day of January, April, July and October. Dividends on the shares of Preferred Stock will be payable from and including June 3, 2016 at the rate of 9.00% on $25.00 per share of the Preferred Stock per annum (equivalent to $2.25 per annum per share). The initial dividend on the Preferred Stock will be paid on August 1, 2016 in an amount equal to $0.35625 per share.

The Preferred Stock has a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment before any payment is made to the holders of the Company’s common stock. Liquidating distributions will be made on the Preferred Stock only to the extent the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Preferred Stock, and pro rata with any other shares of the Company’s equity securities ranking on a parity with the Preferred Stock as to such distributions. After payment of the full amount of the liquidating distribution, holders of the Preferred Stock are not entitled to any further participation in any distribution of the Company’s assets.

The Preferred Stock has no stated maturity date, is not subject to any mandatory redemption, sinking fund or other similar provisions and will remain outstanding unless repurchased or redeemed by the Company or converted into its common stock in connection with a change of control. Except upon a change of control of the Company, (i) the Preferred Stock is not convertible into, or exchangeable for, any of the Company’s other property or securities and (ii) the Preferred Stock may not be redeemed before June 8, 2021. On or after June 8, 2021 the Preferred Stock may be redeemed at the Company’s option for $25.00 per share in cash plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. Upon a change of control, each holder of the Preferred Stock will have the right to convert some or all of its shares of Preferred Stock into a number of shares of common stock per share of the Preferred Stock equal to the lesser of (i) the conversion rate specified in the Certificate of Designations and (ii) 25 shares of common stock per share of Preferred Stock, subject to certain adjustments. The Preferred Stock has no preemptive rights.

The Preferred Stock has no voting rights except with respect to (i) authorizing, increasing the authorized amount of, or issuing any capital stock ranking senior to the Preferred Stock, (ii) authorizing adverse changes in the terms of the Preferred Stock, (iii) potential amendments to the Articles of Incorporation that have a material adverse effect on the existing terms of the Preferred Stock, (iv) in the case of certain dividend nonpayments, electing directors, (v) certain other fundamental corporate events, and (vi) as otherwise required under applicable law.

The description of the Certificate of Designations contained in this Item 5.03 is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designations of the 9.00% Series A Cumulative Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITCHAM INDUSTRIES, INC.

By:	/s/ Robert P. Capps
Name:	Robert P. Capps
Title:	Co-Chief Executive Officer, Executive Vice President-Finance and Chief Financial Officer

Date:	June 10, 2016

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Certificate of Designations of the 9.00% Series A Cumulative Preferred Stock.

4